Exhibit 10 (b)

November 14, 2006

Mr. Ralph Nicoletti

597 Regency Drive

Lake Zurich, IL 60047

Dear Ralph:

I am delighted to confirm Alberto Culver’s offer of employment to you on behalf of our President and Chief Executive Officer, Jim Marino. We believe that you will find the Alberto Culver Company to be challenging and rewarding in terms of career growth and potential.

As discussed, this position will be Senior Vice President & Chief Financial Officer, Alberto Culver Company. The terms of our offer are:

1. Location:	Melrose Park, Illinois

2. Salary:	$450,000 Annually

3. Starting Date:	TBD (No later than Monday, February 26, 2007)

4. Benefits:	You will be eligible for all Company benefits appropriate to your position in the Company including our comprehensive medical and dental insurance programs as well as life insurance, 401(k), and profit sharing. Your Group Health Plan becomes effective the first day of your employment. We will fully explain all of the benefits applicable to your position on the first day of your employment.

5. Paid Time Off:	In a full calendar year, your vacation benefit will be three (3) weeks and 9 personal days in accordance with company policy.

6. Management Incentive Plan:	You will participate in the Management Incentive Plan.

7. Stock Options/Shareholder Value Incentive Plan:	You will be eligible to participate in the Alberto Culver Employees’ Stock Option Plan and Shareholder Value Incentive Plan in conjunction with Company Policy. For Fiscal 2007, you will receive a cash value stock option grant of $1,500,000 and 150 SVIP units.

8. Restricted Stock Sign On:	You will receive a Restricted Stock Grant worth $500,000 in cash value effective on your start date in accordance with the provisions of the 2006 Restricted Stock Plan.

9. Cash Sign On:	You will receive a one time payment of $100,000 with the understanding that this amount will be repaid to the Company if you voluntarily terminate in the first year of your employment with Alberto Culver.

Please sign a copy of this letter and return in the enclosed self-addressed Federal Express envelope.

This offer is contingent upon passing a drug screen. Please contact Anna Kociubinski, our Corporate Nurse, at 708-450-3028 as soon as possible to set up an appointment for your drug screen.

We look forward to having you as part of the team. Our plan is to keep setting records, to see you develop your full potential, and to continue to improve the quality of our workplace.

Sincerely,

/s/ David Bronsweig

David Bronsweig

Vice President, Human Resources Worldwide

cc:	K. Madlinger

J. Marino